Exhibit 8(b)

                                                                  April 26, 1995

Bancorp New Jersey, Inc.
10 West High Street
Somerville, New Jersey  08876

Ladies and Gentlemen:

     Bancorp New Jersey, Inc., a Delaware corporation ("Company"), has requested our opinion as to certain federal income tax consequences of a transaction ("Merger") in which the Company will merge, under the laws of the States of Delaware and New Jersey, with and into UJB Financial Corp., a New Jersey corporation ("UJB"), pursuant to an Agreement and Plan of Merger ("Agreement") between the Company and UJB dated January 19, 1995. All capitalized terms used herein, unless otherwise specified, have the same meaning as in the Joint Proxy Statement/Prospectus issued with respect to the Merger ("Proxy Statement-Prospectus").

     In rendering our opinion, we have examined and relied upon the accuracy and completeness of the contents of the Agreement, the Proxy Statement-Prospectus, and such other documents as we have deemed necessary. As to various facts, we have relied, with your consent, on the initial and continuing accuracy of certificates of officers of the Company and UJB.

Description of the Merger
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     The following is a summary of the Merger, the details of which are more fully described in the Proxy Statement-Prospectus.

     The Agreement provides that, subject to the conditions set forth therein, the Company will merge with and into UJB. In the Merger, each outstanding share of the Company's common stock ("Company Stock") (other than shares held by UJB or any of its subsidiaries) will be converted, based on an election and allocation process, into the right to receive either (i) whole shares of UJB's common stock ("UJB Stock") and cash in lieu of any fractional shares of UJB Stock (collectively "Stock

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Bancorp New Jersey, Inc.
April 26, 1995
Page 2

Consideration"), or (ii) $43,10 per share in cash ("Cash Consideration").

     The number of shares of Company Stock to be converted into the right to receive the Stock Consideration will equal as closely as reasonably possible 60% of the number of shares of Company Stock outstanding at the Effective Time, reduced by the number of shares of Company Stock, if any, held by UJB or any of its subsidiaries. It is intended that the remaining consideration in the Merger will consist of the Cash Consideration and cash distributed to satisfy dissenters' rights. However, shares of UJB Stock will be delivered to holders of Company Stock in substitution for a portion of the Cash Consideration, if such a substitution is necessary in order to receive the tax opinions required under the Agreement.

Opinion
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     Based solely upon the foregoing and assuming that the Merger is consummated in accordance with the Agreement, our opinion with respect to the Federal income tax consequences of the Merger is as follows:

          (i) The Merger will constitute a reorganization within the meaning of section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended ("Code");

          (ii) No gain or loss will be recognized by UJB or the Company in the Merger;

          (iii) No gain or loss will be recognized by Company shareholders whose Company Stock is exchanged solely for UJB Stock in the Merger;

          (iv) In the case of Company shareholders who receive cash in whole or in part in exchange for their Company Stock, gain, if any, realized on the exchange will by recognized, but in an amount not in excess of the amount of such cash;

          (v) In the case of Company shareholders who recognize gain on the exchange of their Company Stock and in whose hands the stock was a capital asset on the date of the exchange, the gain will be treated as a capital gain (long-term or short-term, depending on the shareholders' respective holding periods for their Company Stock), except in the case of any shareholder as to which the exchange has the effect of the distribution of a dividend within the meaning of section 356(a)(2) of the Code, determined with the application of the stock attribution rules of section 318 of the Code;

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Bancorp New Jersey, Inc.
April 26, 1995
Page 3

          (vi) The basis of the UJB Stock received by Company shareholders will be the same as the basis of their Company Stock exchanged therefor, reduced by the amount of cash received, if any, in the exchange and increased by the amount of gain recognized, if any, in the exchange;

          (vii) The holding period of the UJB Stock in the hands of the Company's shareholders will include the holding period of the Company Stock exchanged therefor, provided such stock was held as a capital asset on the date of the Merger; and

          (viii) The payment of cash in lieu of fractional shares of UJB Stock will be treated as if the fractional shares were distributed in exchange for Company Stock and then were redeemed by UJB.

Discussion
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     In order to qualify as a reorganization under section 368(a)(1)(A) of the
Code, the Merger must satisfy the judicial and regulatory continuity of interest requirement. In order for this requirement to be satisfied, a substantial portion of the consideration in the Merger must consist of UJB Stock. For purposes of issuing an advance ruling, the Internal Revenue Service ("Service") requires that the stock of the acquiring corporation received in the reorganization must be equal in value as of the date of the Merger to at least 50 percent of the value of the outstanding stock of the acquired corporation on the same date. This advance ruling standard is more restrictive than the judicial authorities and does not purport to establish the lower limit of stock consideration required to satisfy the continuity of interest requirement. See, John A. Nelson v. Helvering, 296 U.S. 374 (1935), in which the Supreme Court found adequate continuity where the shareholders of the acquired corporation received 38 percent stock of the acquiring corporation and 62 percent cash in exchange for their acquired corporate stock. The Company has represented that there is no plan by shareholders who own five percent or more of the Company Stock or who are insiders of the Company, and that it knows of no plan of the remaining shareholders of the Company, to dispose of shares of UJB Stock so as to reduce the fair market value of UJB Stock held by Company shareholders below 50 percent of the fair market value of the outstanding Company Stock as of the date of the Merger. UJB has represented that it has no plan or intention to reacquire any of the UJB Stock issued in the Merger. Accordingly, we believe that the Merger will satisfy the continuity of interest requirement.

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Bancorp New Jersey, Inc.
April 26, 1995
Page 4

     In addition to the continuity of interest requirement, Treasury Regulations provide that, in order to qualify as a reorganization under section 368(a)(1)(A), a merger must satisfy a continuity of business enterprise test. Under these regulations, the acquiring corporation must either continue the historic business of the acquired corporation or use a significant portion of the acquired corporation's historic business assets in a business after the reorganization. Rev. Rul. 85-197, 1985-2 C.B. 120, holds that the business of a holding company, for purposes of the continuity of business enterprise requirement, is the business of its operating subsidiary. Thus, for these purposes, the Company's historic business is the business of New Jersey Savings Bank ("NJSB"), its wholly owned subsidiary bank. Rev. Rul. 85-198, 1985-2 C.B. 120, holds that the acquiring corporation in a merger can carry on indirectly the historic business of the acquired corporation through a wholly owned subsidiary. Thus, UJB may carry on the business of the Company through NJSB or a successor corporation to NJSB. UJB has represented that it has no plan or intention to dispose of any of the assets of the Company or of any subsidiary of the Company, except for a transfer to a corporation controlled by UJB within the meaning of section 368(c) of the Code. UJB also has represented that it will continue the historic business of the Company or use a significant portion of the Company's historic business assets in a business. Accordingly, we believe that the Merger will satisfy the continuity of business enterprise requirement.

     The foregoing opinion is based on and is conditioned on the continued applicability of the provisions of the Code and the regulations thereunder, case law precedent, and the Service pronouncements in existence at the date hereof. Except as set forth above, we express no opinion to any party as to the tax consequences of the Merger or of transactions related thereto.


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 (Registration No. 33-58111) and to the reference to our firm therein.


                                                  Very truly yours,


                                                  Kirkpatrick & Lockhart